Exhibit (a)(1)(G)

Confirmation E-mail/Letter to Employees who Elect to Participate in the Exchange Program

Isilon Stock Option Exchange Program

Election Confirmation Statement

Dear [Employee Name],

Isilon has received your election form dated [Click and Type Date], 2009, by which you elected to have some or all of your outstanding eligible options cancelled in exchange for new options, subject to the terms and conditions of the Offer to Exchange, as follows:

Original Grant Date	Option Type	Exercise Price Per Share	Shares Subject to Eligible Options	Exchange Entire Eligible Option?

If you change your mind, you can change your election for some or all of your eligible options by submitting a new election form through the offer website at https://isilon.equitybenefits.com and electing “No” to retain your eligible option rather than “Yes” to exchange your eligible option. If you are not able to submit your election via the offer website for any reason (including technical failures at the website or your inability to access the website), a properly signed and completed election form must be received by fax at (206) 777-7855 before 5:00 p.m., Pacific Time, on May 22, 2009.

The required documents must be submitted by the deadline. We cannot accept late submissions, and we therefore urge you to respond early to avoid any last minute problems. If you are unable to, or choose not to submit electronically, only documents that are complete, signed and actually received by Isilon via fax at (206) 777-7855 by the deadline will be accepted. Documents submitted by any other means, including hand delivery, e-mail, U.S. mail or express delivery, are not permitted. If you have questions, please email equitybenefits@isilon.com.

Please note that our receipt of your election form is not by itself an acceptance of the options for exchange. For purposes of the offer, Isilon will be deemed to have accepted options for exchange that are validly tendered and not properly withdrawn as of when Isilon gives oral or written notice to the option holders generally of its acceptance for exchange of such options, which notice may be made by press release, e-mail or other method of communication. Isilon’s formal acceptance of the properly tendered options is expected to take place shortly after the end of the offer period.

This notice does not constitute the offer. The full terms of the offer are described in (1) the Offer to Exchange Certain Outstanding Options for New Options; (2) the e-mail from Gwen Weld dated April 24, 2009; (3) the e-mail announcing the offer dated April 24, 2009; (4) the Summary of Stock Option Exchange Program; (5) the Instructions Forming Part of the Terms and Conditions of the Offer; (6) the Election Form; and (7) the Agreement to Terms of Election. You may access these documents on the offer website at https://isilon.equitybenefits.com or through the U.S. Securities and Exchange Commission’s website at www.sec.gov.

Confirmation E-mail/Letter to Employees who Decline Participation in the Exchange Program

Isilon Stock Option Exchange Program

Election Confirmation Statement

Dear [Employee Name],

Isilon has received your election form dated [Click and Type Date], 2009, by which you rejected Isilon’s offer to exchange your outstanding eligible options for new options, as follows:

Original Grant Date	Option Type	Exercise Price Per Share	Shares Subject to Eligible Options	Exchange Entire Eligible Option?

If you change your mind, you can change your election for some or all of your eligible options by submitting a new election form through the offer website at https://isilon.equitybenefits.com and electing “Yes” to exchange your eligible option rather than “No” to retain your eligible option. If you are not able to submit your election via the offer website for any reason (including technical failures at the website or your inability to access the website), a properly signed and completed election form must be received by facsimile at (206) 777-7855 before 5:00 p.m., Pacific Time, on May 22, 2009.

The required documents must be submitted by the deadline. We cannot accept late submissions, and we therefore urge you to respond early to avoid any last minute problems. If you are unable to, or choose not to submit electronically, only documents that are complete, signed and actually received by Isilon via fax at (206) 777-7855 by the deadline will be accepted. Documents submitted by any other means, including hand delivery, e-mail, U.S. mail or express delivery, are not permitted. If you have questions, please email equitybenefits@isilon.com.

This notice does not constitute the offer. The full terms of the offer are described in (1) the Offer to Exchange Certain Outstanding Options for New Options; (2) the e-mail from Gwen Weld dated April 24, 2009; (3) the e-mail announcing the offer dated April 24, 2009; (4) the Summary of Stock Option Exchange Program; (5) the Instructions Forming Part of the Terms and Conditions of the Offer; (6) the Election Form; and (7) the Agreement to Terms of Election. You may access these documents on the offer website at https://isilon.equitybenefits.com or through the U.S. Securities and Exchange Commission’s website at www.sec.gov.